UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

Item 1: On April 24, 2020, the following article was published by the Deal, which quoted J. Abbot R. Cooper, managing member of Driver Management Company LLC:

Activist Spotlight: Companies May Regret Rejecting Pre-Covid Deals

Many activist investors have taken their foot off the gas pedal during the Covid-19 crisis. But when markets stabilize, companies can bet they ll be back en masse, and one group may find themselves to be low-hanging fruit: boardrooms of companies who overthought or rejected takeover offers in mid- to late-2019.

Last week, convenience store and gas station operator Alimentation Couche-Tard Inc. walked away from a A$8.8 billion ($5.6 billion) takeover offer for Caltex Australia Ltd. Under the premise it was undergoing a restructuring that would turn the company around, Caltex rejected two bids from Alimenation Couche-Tard before a third offer finally brought the target to the table. Couche-Tard promised to return when markets recovered, but it s unclear if it will return to the same Caltex Australia.

Car paint maker Axalta Coating Systems Ltd. (AXTA) launched a strategic review in June, possibly under the influence of some activist investors. In July, Japan s Kansai Paint Co. Ltd. and Pittsburgh s PPG Industries Inc. (PPG) were said to be taking a look. In September, it was reported that the company had five bidders in late rounds and would likely announce a deal before the year was out. Bids were thought to be around the mid-to-high $30s.

On March 31, however, Axalta canceled the nine-month review without a deal. The chemicals company blamed the dislocation in global markets caused by the coronavirus pandemic. It was the first time Axalta was dealing with the coronavirus, but the second time in less than 18 months that the company was unable to come to terms with potential buyers, with another Japanese suitor, Nippon Paint Holdings Co. Ltd., walking away from a potential $9.1 billion deal in December 2017.

Private investment firm Vintage Capital Group LLC offered $40 a share, or about $519 million, for casual dining restaurant chain operator Red Robin Gourmet Burgers Inc. (RRGB) in June 2019 and even tried to force the company s hand through a proxy fight. On Thursday, the company s shares closed at $12.07, giving it a market cap of about $155 million, a 70% depreciation from Vintage s offer.

And industrial products maker Circor International Inc. (CIR) in July rejected an improved $48-per-share takeover from competitor Crane Co. (CR), despite pleas to consider the deal from Mario Gabelli and an offer from the billionaire investor to tender his firm Gamco Investors Inc. s 14.88% stake in Circor toward the deal. Circor s stock closed at $11.46 a share Thursday.

As evidenced above, hostile takeover approaches rarely work out. But as reality sets in that the economy is now in recession--one so traumatic and shrouded in uncertainty that it is garnering comparison to the Great Depression--the question becomes, should these targets and others have been more friendly to approaches?

Hindsight may be 20-20, but activist investor and former investment banker Abbott Cooper seems to believe the answer is yes. Cooper, who runs Driver Management Co. LLC, argued in an interview with The Deal that when markets begin to rebound, companies who rejected takeover offers, even with calls to proceed with deals from investors, will be hearing from those investors and others and likely face demands for boardroom and management change.

I focus solely on the bank space, but I would think there would certainly be opportunities like this in other industries, Cooper said Thursday of the potential for increased incursions focused on rejected bids in the future. If I m a shareholder, and your stock runs up from $17 to close to $25, and someone tells you you could get $30 a share in a sale, and now the stock is at $13 and change, I don t know why I would vote for the incumbent board.

That is exactly what happened at First United Corp. (FUNC), according to Cooper, who is engaged in a proxy fight with the regional bank owner. First United has four directors up for reelection this year, and Cooper is seeking to replace three of them with dissident candidates at the company s June 11 annual meeting.

While Cooper said First United outright refused to explore a sale, he said another bank he has been engaged with, Richmond-based Community Bankers Trust Corp. (ESXB), has instead made excuses over the past several months as to why it hasn t been the right time.

They have been very adamant that they will sell, but have given lots of weak excuses, Cooper said. They ve said to me and other shareholders, We re not going to miss our champagne moment. But when we talked to them in the fall, the stock was around $8 a share, and in January, when it was $9 a share, we said it was time to sell. Now it s $4.50, and it might not be the right time to sell; but it s definitely the right time to send the board a message.

There is reason to believe Cooper will not be alone in making this case in time for 2021 proxy season. But it s less clear whether institutional investors will buy the arguments.

I would say under normal circumstances, it would absolutely be a legitimate reason for activist engagement and it would be a tough argument, said Paul Schulman, co-head of Morrow Sodali Global LLC s M&A and activist advisory group. Today it s a bit easier for management to defend why stock price is where it is, though. It is the macro environment that is driving the stock price, and companies will likely ask investors to give it some time.

For the argument to land, a variety of case-specific factors must be present, MacKenzie Partners Inc. managing director Bob Marese explained.

Is there going to be this I told you so activism? Yes, I think you ll see something akin to that, Marese said. If a deal was robust and was at a reasonable premium and wasn t acted on in a time frame where it was able to be reasonably closed before this crisis, I certainly think that activism will occur. But whether or not this argument that s going to be made by activists gains traction will be dependent on who it s directed at.

The obvious defense for companies who find themselves in this fight is that they seriously evaluated the transaction and found it lacking and could not possibly have predicted the economic upheaval that came about in March.

No management team that I know of is opposed to a deal, Morrow Sodali s Schulman said. It s just the ones that they reject, they went through full analysis with bankers and looked at long term value and don t believe the deal they turned down adequately compensated shareholders compared with the long-term potential of owning the stock. It would seem to some that didn t happen here, but don t count us out yet.

Cooper argued that regardless of the catastrophic event that took place in March, though, companies should have recognized the market was at or near its top and that the opportunity to lock in the greatest value for shareholders was present and would not be for much longer.

Sure, nobody could have predicted this, but we were on a 10-year plus economic expansion, the activist said. One way or another that was going to come to an end. Nobody could predict it came to end in the traumatic manner that it has, but there was definitely a window to close in terms of economic boom time, when those opportunities [to sell at a premium] exist.

But Marese sees the current crisis a bit differently from the average rainy day period for markets. He said both well-managed companies and poorly managed companies are being punished by the Covid-19 crisis. He pointed to Disney Co. (DIS) as an example of a well-run business that, through no fault of its own, is suffering due to an inability of people to gather in large groups that it arguably could not have foreseen.

Companies that didn t at least reasonably prepare for a rainy day, are going to be held to task, and held to task through compositions of their board of directors; but this is like the great flood, he opined. If you re in the fast casual dining space, it s absurd to say you should have been prepared for social distancing and forced lockdowns that prevented people from coming to your restaurant.

Nevertheless, Marese agrees that activism will surge, perhaps as soon as the fourth quarter, but whether that leads to increased M&A may ultimately depend upon the patience of institutional investors.

Certainly I expect there to be a good amount of activism, both governance and deal related, he said. The question is for traditional, non-active investors. Are they going to be patient and allow companies to get their groove back, or are they going to want these companies that performed poorly through this and not emerged well to pursue some kind of transaction--either go dark or be acquired by some company.

“I don t know. The only thing I truly believe is there will be a good deal of activity. It will be robust and it will be a challenge.

Item 2: Also on April 24, 2020, Driver posted the following letter to www.RenovateMyBank.com, which was delivered to the Maryland Office of the Commissioner of Financial Regulation on April 16, 2020:

Jason R. Scherr

Partner

+1.202.373.6709

jr.scherr@morganlewis.com

CONFIDENTIAL TREATMENT OF ALL NON-PUBLIC INFORMATION INCLUDED WITH THIS SUBMISSION IS REQUESTED PURSUANT TO, INTER ALIA, MD CODE, GENERAL PROVISIONS, §§ 4-335, 4-336 (2014).

April 16, 2020

VIA E-MAIL

Mr. Jedd Bellman, Assistant Commissioner

Ms. Dana Allen, Director of Enforcement

Mr. A. Thomas Koehler, Assistant Director of Enforcement

Mr. Robert Ward

Office of the Commissioner of Financial Regulation

500 North Calvert Street, Suite 402

Baltimore, Maryland 21202

Re:	Enforcement Unit Case No. CFR-FY2020-30

Dear Mr. Bellman and the Enforcement Unit:

By this letter, Driver supplements its submission dated February 28, 2020, including with respect to the informal requests transmitted by Mr. Koehler on March 23, 2020. Driver incorporates here all defined terms in the February 28 submission.

As you know, Driver disputes the legal and factual bases for the Inquiry, and further disputes that the Commissioner has served a valid subpoena on Driver for the production of information. Driver’s voluntary submission of responses below reflects a desire to accommodate the Commissioner and expedite resolution of an unwelcome distraction consuming private and public resources that could be better deployed elsewhere. We are hopeful that this further submission will resolve the Commissioner’s remaining questions and enable the matter to close administratively, without requiring judicial intervention.

*     *     *

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004 +1.202.739.3000

United States +1.202.739.3001

Office of the Comm’r of Fin. Reg. April 16, 2020 Page 2	CONFIDENTIAL

The advance notice provisions of Financial Institutions Code Section 3-314 do not apply to all purchases of shares, but only to such purchases as will provide the purchaser with a controlling influence over the management and policies of a Maryland bank or bank holding company. This is amply demonstrated by the relevant legislative history and prior interpretations of the Maryland Attorney General, as discussed in detail in our February 28 submission. There is no Maryland statute, regulation, or judicial or administrative interpretation that suggests purchases of less than 10% of a company’s voting stock meet the relevant control threshold, and even less support for the notion that 5% ownership might be sufficient. There is no indication that the Department of Labor, Licensing & Regulation (the “Department”) has ever in its history deployed this statute against a 5% investor in a Maryland bank holding company, and the Commissioner’s initial January 21 letter to Driver in this Inquiry is explicitly premised on Driver acquiring a block of FUNC shares that increased its holdings to more than 5% of FUNC—an acquisition that occurred August 28, 2019 with the purchase of 2,500 shares.1 Driver thereafter purchased 5,000 shares on August 30, 2019, and has not made additional purchases.

In its February 28 submission, Driver demonstrated that Section 3-314’s notice provisions were not properly triggered by its purchases throughout 2019, and on March 4, Driver submitted a formal request to the Department pursuant to the Maryland Public Information Act seeking records of any prior inquiries by the Commissioner or others in the Department asserting that purchases of less than 10% of the outstanding shares of a bank or bank holding company constitute “stock acquisitions” under Section 3-314. As you know, neither the Commissioner nor the Department has provided any documents in response, or otherwise directed Driver to authority supporting the theory on which the present Inquiry is premised.

The absence of any legal or factual support to finding a Section 3-314 notice violation by Driver has not prevented First United from falsely marketing the existence of the Inquiry as evidence of wrongdoing by Driver, in an effort to interfere with shareholders’ rights to participate freely in the election of directors. On March 30, 2020, First United filed its preliminary proxy statement with the SEC, in which it advised shareholders: “You should know that Driver Management is currently being investigated by the Maryland Commissioner for acquiring shares of the Corporation’s stock in violation of the Maryland Stock Acquisition Statute.” First United omits the fact that the Inquiry is premised on the implications of 7,500 shares among Driver’s 370,000-share holdings. In its proxy statement filed April 2, 2020, First United compounded the misstatements by:

•	Falsely implying that there was a factual basis on which the Commissioner might conclude that Driver obtained a controlling interest in FUNC in 2019;
•	Falsely reporting to shareholders that such a determination by the Commissioner would have the effect of nullifying Driver’s nominations of director candidates; and
•	Falsely stating that proxies delivered to Driver would be void, and the shareholders’ votes not counted at the annual meeting.

1       Driver’s Schedule 13D listing all purchases of FUNC shares included a typographical error by which this August 28, 2019 purchase was shown as having occurred on August 26, 2019.

Office of the Comm’r of Fin. Reg. April 16, 2020 Page 3	CONFIDENTIAL

Unimpeded by any guidance from the Commissioner—or perhaps encouraged by the Commissioner’s silence2—First United supplemented with another preliminary proxy on April 9 repeating its misstatements that Driver might be found to hold a controlling interest and that its director nominations could be nullified, and asserting First United’s “belief” that Driver will not be permitted to vote any of its shares at the annual meeting, notwithstanding the multitude of prohibitive bars to such a conclusion, including that:

•	The Commissioner has not made a finding of any violation of Section 3-314 by Driver;
•	There is no judgment—or even a pending judicial claim—that the notice provisions of Section 3-314 apply to any individual purchase of FUNC shares;
•	There is no legal basis to find a violation of Section 3-314 by Driver;
•	There is no legal basis to find that Driver’s purchases were anticompetitive or threatened the safety or soundness of First United; and
•	Even assuming an enforceable judgment that Driver failed to file a notice required by Section 3-314, the only shares conceptually subject to a 5-year voting moratorium are the 7,500 shares that caused Driver to exceed 5% ownership.

It is clear that First United is using the mere pendency of the Inquiry as an instrument of propaganda in its proxy contest for the upcoming election of directors. What is less clear is whether the Inquiry itself was initiated in response to a request from First United with an eye towards precisely this improper end. Driver included with its Public Information Act request specific categories seeking to determine First United’s role instigating the Inquiry, but as you know, the Department has so far not responded substantively to those requests. Driver is concerned that the Commissioner has become an apparatus of First United’s interference campaign. Now that First United has demonstrated its willingness to abuse the regulatory inquiry process for improper protectionist purposes, it is incumbent on Driver to help the Commissioner take steps to correct the record. It is for that reason that Driver is agreeing to make this supplemental voluntary production, so the Commissioner may close the Inquiry of its own accord, or otherwise blunt the effect of First United’s misstatements, without requiring that Driver seek relief from the courts.

*     *     *

2       Neither Driver nor its representatives ever confirmed the existence of the Inquiry, either publicly or in private negotiations with First United, prior to the filing of First United’s proxy statement on March 30. Yet, by at least early March, First United made explicit inquiries whether Driver was the subject of any recent regulatory investigations, even though Driver is not a regulated entity. On March 26, First United told shareholders that it was “deeply unsettled” by the prospect of a regulatory inquiry into Driver’s ownership of FUNC stock, then by April 9 became comfortable with a conclusion that Driver’s voting rights would indeed be invalidated. Driver is left to question on what basis First United obtained sufficient comfort regarding the existence of an active, non-public investigation to have included such information—however misguided—in its proxy statement. To the extent that the Commissioner or its representatives have communicated in any way with representatives of First United regarding the existence, content, or status of the Inquiry into Driver—a subject we intend to pursue in discovery should the need arise—Driver insists that such communications cease immediately.

Office of the Comm’r of Fin. Reg. April 16, 2020 Page 4	CONFIDENTIAL

The Commissioner has identified nine additional categories of documents in its supplemental requests. Insofar as they relate to FUNC (but not otherwise), Driver has conducted a reasonable inquiry for non-privileged documents responsive to each request, addressed below by category. Cited documents are included with this submission.

1.       Documents created in anticipation of purchasing FUNC shares. As Driver previously explained in its February 28 submission, the original decision to purchase FUNC shares was made by Mr. Cooper individually, who was not in the practice of sending himself e-mails or otherwise developing investment proposals for his own consideration. Driver has not identified any documents to produce in response to this request.

2.       Financial records concerning potential investment in FUNC. We do not understand what this category might encompass beyond the actual record of purchases (the brokerage statement), a copy of which was previously provided. No other bank statements would show “potential investment” in FUNC, and we previously advised that Driver did not prepare prospectuses or other financial projections in anticipation of purchasing FUNC shares.

3.       Records of professionals engaged to evaluate Maryland banking law. We do not understand how this request may be interpreted to seek non-privileged documents, as the only consultant that might be engaged to evaluate applicable law would be counsel, and the advice obtained from such a “consultant” would be privileged. Referring to such legal evaluation as “due diligence of banking laws and regulations” does nothing to change the inherently privileged nature of the supposed inquiry. Insofar as the request seeks documents relating to an engagement by Driver of a consultant other than counsel, Driver does not have any responsive documents.

Without waiving any privilege, Driver notes that it did consult with counsel prior to purchasing shares in FUNC in July 2019. There is no Maryland guidance indicating that purchases of a non-controlling interest up to or exceeding 5% of FUNC would trigger the notice provisions of Section 3-314 of the Financial Institutions Code, all available federal guidance is to the contrary, and there has never been any anticompetitive or safety-and-soundness concern associated with Driver’s investment. Indeed, it does not appear that the Department itself has ever previously taken the position that purchases of less than 10% of the outstanding shares in a Maryland bank or bank holding company trigger the Section 3-314 notice provisions, and we renew our request that the Commissioner direct us to evidence or authority to the contrary. With the benefit of counsel at the time, Driver never believed that its anticipated investment would require advance notice to the Commissioner, or even that the question was a close call.

4.       Pre-acquisition documents concerning purchasing FUNC stock. We previously advised that Driver did not prepare offering memoranda or prospectuses for the investment in FUNC shares prior to purchasing,3 and Driver is not in the practice of preparing documents that detail the “structuring of banking investment organizations.” We do not understand what the Commissioner means by “leverage limit agreements,” but Driver does not have any of those, either. At the time of its initial investment in First United, Driver had full discretion over how to invest capital; it does not have any partnership agreements, private placement memoranda, or comparable documents that “concern the acquisition of First United or other financial institution’s stock in Maryland.” The closest thing we can find to what the Commissioner seems to want is the deck enclosed here as Exhibit 1, not responsive to this request, relating to Driver’s view of the relevant market as a whole.

3       Driver included with its February 28 submission certain presentations dealing specifically with First United that were prepared either for the benefit of the First United board of directors (the presentation dated August 20, 2019) or to publicly disseminate its views regarding First United to other public market investors and, in either case, are publicly available. See, e.g., Feb. 28 submission Ex. C.

Office of the Comm’r of Fin. Reg. April 16, 2020 Page 5	CONFIDENTIAL

Insofar as the Commissioner wants to see the individual trade requests by which the various purchases were made, such documents also are included here as Exhibit 2, notwithstanding that given their nature, we do not see any benefit to the Commissioner of including them. As you can see, when such trade requests were even committed to writing, they would typically be in the form of a one-line e-mail from Mr. Cooper to his executing broker identifying the number of shares to be purchased and the acceptable price range.

5.       Agreements with investors or partners to join with Driver or Cooper. The Commissioner could have answered this question by referring to Driver’s previously filed 13D and proxy statements, which would have disclosed any such documents responsive to this request, if they existed. As previously explained, Driver’s strategy turns on utilizing publicly available information to influence shareholder opinions, and in turn publicly disclosing its activities. The fact that Driver must employ this strategy in the first instance demonstrates its lack of actual control over management policy. To state the obvious, it would have taken no effort at all for Driver to have ceased making purchases on August 26, 2019, when its holdings totaled 4.97% of outstanding FUNC shares (and its well-publicized views on First United management already had been reported for months, without any stated concern by the Commissioner). The whole point of exceeding the 5% threshold is that Schedule 13D disclosures become mandatory under federal guidance, thereby encouraging precisely the sort of public disclosure that Driver strives to provide. While Driver had a limited number of informal discussions not within the scope of this request, such as responding to miscellaneous inquiries by investors and others who were aware of Driver’s public statements, there are no documents to produce.

6.       Contracts with prospective directors. No such documents exist. The director nominees are independent and have no contracts or financial agreements with Driver. Driver does possess some e-mail communications with the director nominees relating to their respective backgrounds and consent to being nominated. A compilation of such e-mails is included here as Exhibit 3.

7.       Documents revealing all participants in FUNC investments from 2018-2020. Driver has already disclosed that it purchased FUNC shares in 2019, but did not make any purchases in 2018 or 2020. Driver also has disclosed that it maintains sole investment discretion with respect to purchases by the Fund, so we do not understand how disclosing the names of its investors is relevant to the Commissioner’s inquiry. As a fund manager, Driver takes seriously its responsibility to respect the confidentiality concerns of its investors, and it is not prepared to disregard those concerns for the sake of expanding the scope of the Inquiry beyond any reasonable nexus to the question of whether Driver was required to provide notice of its investment in First United. The Commissioner has not provided any basis for such an expansion. Insofar as it is not already clear, Driver reaffirms that none of the director nominees are investors in the Fund, or have ever had an interest in the Fund. Respectfully, no further disclosure is warranted on this issue.

8.       Identify the fund called “Managed Account” and all investors. The “Managed Account” referenced in Driver’s February 28 submission was so labeled because it was a managed account, not a fund. Accordingly, there is no date or state of formation, and there are no directors, employees, share values, or the like. During the period that Driver managed the Managed Account, the owner was a private investor with no relationship to any of the director nominees. As with the prior request, we do not understand how this request is reasonably related to the question of whether Driver was required to provide notice of its investment in First United under Section 3-314.

Office of the Comm’r of Fin. Reg. April 16, 2020 Page 6	CONFIDENTIAL

9.       Disclosure reference. Respectfully, we do not understand what the Commissioner intended by its request for “disclosure reference in the [February 28 submission] is maintained, including all account and corresponding account numbers of the ‘Fund.’” Driver previously disclosed that the Fund holds 360,637 shares in FUNC, all of which are detailed in the Schedule 13D, a copy of which we previously provided. We are not aware of any dispute concerning the ownership of those shares, or the sequence of purchases by which they were acquired. Insofar as the Commissioner is seeking account statements reflecting the Fund’s finances, we fail to see the relevance of such information to the Inquiry.

*     *     *

Given the absence of any factual basis or legal precedent to conclude that Driver’s purchase of FUNC shares constituted a “stock acquisition” under Section 3-314, we do not believe there was ever a legitimate need for the Inquiry. Now, given First United’s cavalier and misleading treatment of the Inquiry in its public filings, which is resulting in ongoing harm to Driver, we must respectfully insist that the Inquiry be concluded without further expanding the Commissioner’s requests.

We are willing to work with the Commissioner to resolve the Inquiry on an appropriate timetable, but we are not willing to permit First United’s false and misleading statements to persist uncorrected. We would expect the Commissioner to share our view in this regard, and we look forward to discussing with you how to mitigate the harm created by First United’s abuses while enabling the Commissioner to discharge its regulatory duties.

Respectfully submitted,

/s/ Jason R. Scherr

Jason R. Scherr

/s/ Donald S. Waack

Donald S. Waack

Item 3: Also on April 24, 2020, Driver posted the following materials to www.RenovateMyBank.com:

Letter to Lead Director, First United JANUARY 9, 2020

What's Wrong With This Picture? Part 1: Where Are the Analyses? JANUARY 6, 2020

Press Release: Driver Management Sends Letter to the Independent Directors of First United Corporation DECEMBER 16, 2019 | *BUSINESS WIRE*

Recent News Coverage

Activist Spotlight: Companies May Regret Rejecting Pre-Covid Deals APRIL 24, 2020 | *The Deal*

Driver Management Backed by 3 More Shareholders After First United's Stand-Alone Decision, Sources Say FEBRUARY 13, 2020 | *Reorg*

Driver Management Says First United Board Should Explore Sale FEBRUARY 7, 2020 | *Bloomberg*

13D Filings: Activist Holdings – First United JANUARY 17, 2020 | *BARRON'S*

First United shareholder launches proxy fight NOVEMBER 22, 2019 | *BALTIMORE BUSINESS JOURNAL*

First United faces possible board of directors upset NOVEMBER 22, 2019 | *THE DOMINION POST*

Activist investor Driver Management questions First United on Q3 earnings OCTOBER 23, 2019 | *S&P GLOBAL MARKET INTELLIGENCE*

Driver Management Pushes Small-Bank M&A OCTOBER 11, 2019 | *INSTITUTIONAL INVESTOR*

First United's engagement with Driver is tepid, activist says OCTOBER 4, 2019 | *ACTIVISTMONITOR*

First United in Maryland faces more pressure to sell OCTOBER 1, 2019 | *AMERICAN BANKER*

Firm urges First United board to explore sale SEPTEMBER 29, 2019 | *THE DOMINION POST*

First United, Sunrun and Other 13D Filings SEPTEMBER 13, 2019 | *BARRON'S*

Activist investor raises stake in First United Bank and Trust as push for sale continues SEPTEMBER 12, 2019 | *BALTIMORE BUSINESS JOURNAL*

Activist investor presses First United in Maryland to sell SEPTEMBER 6, 2019 | *AMERICAN BANKER*

Activist investor Driver Management presses anew for First United Bank to sell itself SEPTEMBER 4, 2019 | *REUTERS*

Renovate My Bank

PRIVACY POLICY | TERMS OF USE

© 2019 All Rights Reserved